Exhibit 99.1

Nivalis Therapeutics Reports First Quarter 2017 Financial Results

Nivalis and Alpine Immune Sciences, Inc. Pursuing Merger

Intend to Accelerate Development of Novel Immunotherapies Focused on Inflammation and Immuno-Oncology

Combined Company Expected to be Well Capitalized with $90 Million in Cash and Cash Equivalents

BOULDER, Colo., May 1, 2017 –  Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a pharmaceutical company historically focused on developing innovative solutions for people with cystic fibrosis (CF), today reported financial results and recent business highlights for the first quarter 2017. In April, Nivalis and Alpine Immune Sciences, Inc., a privately-held biotechnology company developing novel therapies using its next-generation immune system modulation platform, announced that they had entered into a definitive merger agreement under which Alpine will merge with a wholly owned subsidiary of Nivalis in an all-stock transaction with Alpine as the surviving entity. The merger will result in a company with a novel protein-based discovery platform focused on inflammation and immuno-oncology. The combined company is expected to have approximately $90 million in cash and cash equivalents at the closing of the transaction. The transaction has been unanimously approved by the boards of directors of both companies and is expected to close in the third quarter of 2017.

“After conducting an extensive and thorough review of our strategic alternatives, which generated proposals from over eighty companies, and following extensive negotiation, our board of directors selected Alpine as the best path forward,” said Michael Carruthers, Interim President and Chief Financial Officer of Nivalis. “We have great respect for the Alpine team and their accomplished track record, which has already received strong validation of its technology and approach through a collaboration with a leader in cancer immunotherapy, Kite Pharma. We believe the combination of Nivalis and Alpine will further a shared commitment to accelerate the development of novel therapies for patients while delivering value to our shareholders.”

First Quarter Financial Results

For the first quarter ended March 31, 2017, Nivalis reported a net loss of $8.9 million, or ($0.57) per share, compared to a net loss of $7.8 million, or ($0.51) per share, for the first quarter of the prior fiscal year. The increased loss for the quarter, compared with the same quarter last year, was the result of $3.5 million in restructuring charges and a $2.0 million increase in stock-based compensation expenses largely related to termination of all but five employees of the Company.

Other operating expenses decreased by $4.4 million due to the winding-down of our research and development activities as part of the decision to pursue strategic alternatives.

As of March 31, 2017, Nivalis had $52.7 million in cash and marketable securities. Nivalis has no outstanding debt and there were 15.7 million shares of common stock issued and outstanding as of the end of the quarter.

About the Proposed Merger with Alpine

On January 3, 2017, Nivalis announced the initiation of a process to explore and review a range of strategic alternatives focused on maximizing stockholder value from its clinical assets and cash resources. As part of that process, bids were solicited from interested parties and over eighty interested parties submitted a proposal to enter into a strategic transaction with Nivalis. After a thorough review of each alternative and extensive negotiation with Alpine Immune Sciences, Nivalis’ board of directors unanimously decided to approve and enter into a definitive merger agreement with Alpine.

Frazier Healthcare Partners, Alpine BioVentures, and OrbiMed Advisors, each a current stockholder of Alpine Immune Sciences, will invest a combined additional $17 million into Alpine Immune Sciences prior to the close of the transaction based on a valuation of Alpine, which is consistent with that used to calculate the exchange ratio under the merger agreement. Following the merger, current Alpine shareholders will own approximately 74 percent of the combined company and current Nivalis shareholders will own approximately 26 percent of the combined company. The exchange ratio is based on a valuation of Nivalis equal to $50 million, which includes approximately $44 million in cash expected to be held by Nivalis at the time of closing.

Mitchell H. Gold, M.D., Alpine's Executive Chairman and Chief Executive Officer, will become the Chairman and Chief Executive Officer of the combined company. Following the merger, the board of directors of the combined company will expand to seven seats and will include two representatives from Nivalis’ current board, four members designated by Alpine and an independent designee selected by a majority of the other directors.

Upon the closing of the transaction, the name of the combined company will become Alpine Immune Sciences, Inc. and shares of the combined company's common stock will trade on the NASDAQ Global Market.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a pharmaceutical company that has historically been focused on the discovery and development of product candidates for patients with cystic fibrosis, or CF. The Company’s development candidates selectively target an enzyme known as S-nitrosoglutathione reductase (GSNOR). GSNOR regulates levels of an endogenous protein known as S-nitrosoglutathione, or GSNO. Depleted levels of GSNO have been associated with CF, asthma, inflammatory bowel diseases and certain cardiovascular diseases. Following disappointing results of Phase 2 clinical trials of its lead product candidate, cavosonstat, in CF, Nivalis determined to not pursue the development of this compound in CF and to wind down its research and development activities while devoting its efforts to investigating and evaluating strategic alternatives.

About Merger Partner Alpine Immune Sciences, Inc.

Alpine Immune Sciences, Inc. was founded in 2015 and is focused on developing novel protein‐based immunotherapies using its proprietary variant immunoglobulin domain (vIgD™) platform technology. The vIgD platform is designed to interact with multiple targets, including many present in the immune synapse. Alpine’s  vIgDs are developed using a unique process known as directed evolution, which can produce proteins capable of either enhancing or diminishing an immune response and thereby may apply therapeutically to both oncology and inflammatory diseases. Alpine has also developed its transmembrane immunomodulatory protein (TIP™) technology, based on the vIgD platform, to enhance engineered cellular therapies. In October 2015, Alpine signed a worldwide research and license agreement with Kite Pharma, Inc. (NASDAQ:KITE) for up to $535 million in up front and potential milestone payments and in addition, royalties on resulting sales. The agreement allows Kite access to certain targets developed using Alpine's TIP™ platform. For more information visit www.alpineimmunesciences.com/.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning Nivalis, Alpine, including the projected cash and cash equivalents of Nivalis and Alpine upon consummation of the proposed transaction, the further development of Alpine’s immunotherapies, the timing and successful completion of the proposed merger transaction with Alpine and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Nivalis, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "should," "would," "expect," "plan," "believe," "intend," "look forward," and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the closing of the transaction with Alpine are not satisfied, including the failure to timely or at all obtain stockholder approval for the transaction with Alpine; uncertainties as to the timing of the consummation of the transaction and the ability of each of Nivalis and Alpine to consummate the transaction; risks related to Nivalis' ability to correctly estimate its operating expenses and its expenses associated with the transaction with Alpine; risks related to the market price of Nivalis’ common stock relative to the exchange ratio in the merger agreement with Alpine; the ability of Nivalis or Alpine to protect their respective intellectual property rights; competitive responses to the transaction with Alpine; unexpected costs, charges or expenses resulting from the transaction with Alpine; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction with Alpine; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Nivalis’ most recent Annual Report on Form 10-K, and Nivalis’ recent Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Nivalis can give no assurance that the conditions to the transaction with Alpine will be satisfied. Except as required by applicable law, Nivalis undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the United States Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Important Additional Information Will be Filed with the SEC

In connection with the proposed transaction between Nivalis and Alpine, Nivalis intends to file relevant materials with the SEC, including a registration statement that will contain a proxy statement and prospectus. NIVALIS URGES INVESTORS AND STOCKHOLDERS TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NIVALIS, THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and shareholders will be able to obtain free copies of the proxy statement, prospectus and other documents filed by Nivalis with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov.  In addition, investors and shareholders will be able to obtain free copies of the proxy statement, prospectus and other documents filed by Nivalis with the SEC by contacting Investor Relations by mail at Attn: Investor Relations, 3122 Sterling Circle, Boulder, Colorado, 80301.  Investors and stockholders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Participants in the Solicitation

Nivalis and Alpine, and each of their respective directors and executive officers and certain of their other members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Nivalis’ directors and executive officers is included in Nivalis’ Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 13, 2017, and the proxy statement for Nivalis’ 2017 annual meeting of stockholders, filed with the SEC on April 6, 2017.  Additional information regarding these persons and their interests in the transaction will be included in the proxy statement relating to the transaction when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated below.

Nivalis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Revenue	$—	$—

Operating expenses:
Research and development (1)	2,758	5,567
General and administrative (1)	2,781	2,367
Restrucuturing costs	3,486	—
Loss from operations	(9,025)	(7,934)
Interest income	109	96
Net loss	$(8,916)	$(7,838)

Weighted average shares outstanding	15,644	15,462
Basic and diluted net loss per share	$(0.57)	$(0.51)

(1) Includes stock-based compensation expense
Research and development	$1,265	$213
General and administrative	1,432	494
Total stock-based compensation expense	$2,697	$707

Summary Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2017	2016
Cash, cash equivalents and marketable securities	$52,674	$61,035
Property, plant and equipment, gross	473	1,744
Working capital	49,148	55,164
Total assets	53,009	61,935
Stockholders' equity	49,220	55,436

Contacts:

Investor Relations

Courtney Dugan, 212-257-6723

cdugan@purecommunications.com

Media Relations

Jennifer Paganelli, 347-658-8290

jpaganelli@w2ogroup.com